UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                    Commission File Number  001-12510
                                                          ----------------------

     (Check one)

/_/  Form 10-K               /_/  Form 20-F              /X/  Form 11-K

/_/  Form 10-Q              /_/  Form N-SAR             /_/  Form N-CSR

For period ended:  December 31, 2004
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/_/  Transition Report on Form 10-K

/_/  Transition Report on Form 20-F

/_/  Transition Report on Form 11-K

/_/  Transition Report on Form 10-Q

/_/  Transition Report on Form N-SAR

For the Transition Period ended:  Not Applicable
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Read Instruction (on back page) Before Preparing Form.  Please Print or Type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: Not Applicable
                                                        ---------------

                                     PART I
                             REGISTRANT INFORMATION

Full Name of Registrant:  Ahold USA, Inc 401(k) Savings Plan for Hourly
                          Associates
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Former Name if Applicable:  Not Applicable
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Address of Principal Executive Office (Street and number):  1385 Hancock Street
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City, State and Zip Code:  Quincy, MA 02169
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                                     PART II
                             RULE 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

/_/ (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

/X/ (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K, Form N-SAR, or Form N-CSR or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

/_/ (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

     The Registrant was unable to file its Annual Report on Form 11-K for the year ended December 31, 2004 within the prescribed time period because of unforeseen delays in completing the audit of the financial statements that are required to be included in the Form 11-K.

                                     PART IV
                                OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification.

      Ward R. Kraemer                               (617) 770 7121
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     (Name)                                      (Area Code)  (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                    /X/  Yes       /_/ No

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         (3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                    /_/  Yes      /X/  No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


            Ahold USA, Inc 401(k) Savings Plan for Hourly Associates
            --------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:    June 30, 2005                   By:/s/ Maureen McGurl
     ---------------------------            ------------------------------------
                                            Name:   Maureen McGurl
                                            Title:  EVP, Human Resources

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


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